Exhibit (g)(11)

Form of Amendment to Custodian Agreement (Foreign and Domestic)

This Amendment dated             , 2011 (“Effective Date”) to Custodian Agreement, dated August 3, 2009, as amended (the “Agreement”), between Financial Investors Trust, a Delaware statutory trust (the “Trust”), and Union Bank, N.A. (the “Custodian”).

WHEREAS, the Trust and the Custodian wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. As of the Effective Date, Appendix C of the Agreement is deleted in its entirety and replaced with a new Appendix C attached hereto.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

FINANCIAL INVESTORS TRUST	UNION BANK, N.A.

By:	By:
Name:	Name:
Title:	Title:

APPENDIX C

Series of the Principal

ALPS/WMC Value Intersection Fund (Classes A, C and I)

Aspen Managed Futures Strategy Fund (Classes A and I)

The Disciplined Growth Investors Fund